Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements on Forms S-8 of Mavenir Systems, Inc. (Registration Nos. 333-192149 and 333-194127) of our report dated June 30, 2014, with respect to the audited consolidated financial statements of Stoke, Inc. and subsidiaries as of and for the years ended December 31, 2013 and 2012, which report appears in this Current Report on Form 8-K/A of Mavenir Systems, Inc. dated February 02, 2015.

/s/ Armanino LLP
San Ramon, California
January 30, 2015